Exhibit 99.1
NAUTILUS, INC. DELIVERS 2ND CONSECUTIVE RECORD-BREAKING QUARTER

Net Sales Increased 120% to $206 million, the highest quarterly sales in company history

Operating Income of $39.7 million is third-highest in company history

EBITDA was $40.4 million compared to $2.3 million last year

Provides First Quarter 2022 Guidance and Updates Fiscal Year 2026 Operating Margin Targets

VANCOUVER, WASHINGTON, May 10, 2021 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the three-month transition period ended March 31, 2021. As previously disclosed, the Company changed its fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31 in order to include the primary fitness season for exercise equipment, October to March, in the same fiscal year. In addition, the new fiscal year-end is better aligned with the fiscal year-end of the Company's retail partners. As a result throughout this press release, the three-month period ended March 31, 2021 is referred to as the "Transition Period."

Transition Period Highlights Compared to the Same Period Last Year (3-months ending 3/31/2020)

•Net sales were $206.1 million, up 119.9% compared to $93.7 million for the same period last year and up 143.3%, excluding sales related to the Octane brand, which was sold in October 2020. Sales growth was driven primarily by continued demand for connected fitness bikes and treadmills, like the Bowflex VeloCore® bike and T22 Treadmill, and robust sales of SelectTech® weights. Strong execution across the organization coupled with supply chain improvements that began last year drove record results.

•Gross profit was $79.1 million, up 122.2% compared to $35.6 million for the same period last year. Gross margin rates expanded by 40 basis points to 38.4% this year compared to 38.0% for the same period last year. Improved fixed costs leverage in the Retail segment offset margin pressures from inflationary price increases in commodities, FX, and continued elevated transportation costs driven by global logistics disruptions.

•Operating expenses increased by $3.2 million, or 8.9%, to $39.4 million primarily due to increased general and administrative costs.

•Operating income was $39.7 million, a $40.3 million improvement compared to a loss $0.6 million for the same period last year.

•EBITDA was $40.4 million compared to $2.3 million for the same period last year driven higher due to increased operating income.

•Income from continuing operations improved to $30.6 million, or $0.94 per diluted share, compared to $2.3 million, or $0.08 per diluted share, for the same period last year.

•Net income was $30.4 million, or $0.93 per diluted share, compared to $2.2 million, or $0.07 per diluted share, for the same period last year.

•The effective tax rate for the Transition Period was 19.9%.

Management Comments

“Our team delivered its second consecutive quarter of record-breaking results and posted the highest quarterly revenue in our Company’s 35-year history. Net revenue of $206 million exceeded the high end of guidance, growing 120% versus last year, or 143% excluding the divested Octane business. Growth was strong across both segments with Direct crossing $100 million for the first time and Retail delivering quarterly revenue second only to last quarter’s sales. In addition, our international business experienced 340% growth excluding Octane and we generated $39.7 million of operating income in the quarter,” said Jim Barr, Nautilus Inc. Chief Executive Officer.

Mr. Barr continued, “As we enter this new fiscal year, our entire organization is focused on advancing North Star, our recently unveiled digital transformation plan. We are investing in increased marketing, expanded supply chain capabilities, and in continuing enhancements to our JRNY® platform to meet our goal of 250,000 members by the end of fiscal year 2022. These investments combined with our new embedded digital offerings, deep innovation pipeline, and a strong balance sheet position us well to execute on our North Star strategy and deliver sustainable long-term growth and profitability.”

Transition Period Segment Results Compared to First Calendar Quarter of 2020

Direct Segment

•Direct delivered its best quarterly sales in segment history. Net sales were $101.5 million, up 115.4% compared to the same period last year.

•Strength product sales grew 178.6%, led by the popular SelectTech® weights and Bowflex® Home Gyms. Cardio sales increased 95.5%, driven by connected-fitness bikes and treadmills. The latest addition to the Max Trainer® line, the M9, also contributed to the growth in the segment.

•Gross margin rate declined by 120 basis points to 50.3%, primarily driven by higher landed costs due to inflationary increases in commodity prices, FX, and elevated transportation costs.

•Segment contribution income was $27.8 million or 27%, compared to $1.8 million or 4% for the same period last year. The $26.0 million improvement was primarily driven by higher gross profit and decreased media spend. Advertising expenses were $10.1 million compared to $13.2 million last year.

Retail Segment

•Retail segment sales of $103.4 million were the second-best quarterly sales in segment history, second only to last quarter's $106.3 million.

•Net sales were up 126.8% from the same period last year, or 182.6% excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada grew 200% or 340% excluding Octane.

•Strength product sales grew by 243.5%, led by the Bowflex® Home Gyms and popular SelectTech® weights and benches. Cardio sales increased by 96.2%, driven by bikes, particularly the Schwinn® IC3, IC4 and C7 connected-fitness bikes, and treadmills.

•Gross margin rate expanded by 340 basis points to 26.0%, primarily driven by favorable customer mix and fixed costs leverage which more than offset higher product landed costs.

•Segment contribution income was $20.3 million or 20%, compared to $2.4 million or 5% for the same period last year, primarily driven by higher gross profit.

Balance Sheet and Other Key Highlights as of March 31, 2021:

•The Company’s liquidity position continues to improve as detailed below:

•Cash, cash equivalents, restricted cash and available-for-sale securities were $113.2 million, an increase of $86.8 million, compared to cash, cash equivalents and restricted cash of $26.5 million as of March 31, 2020.

•Debt was $13.6 million compared to $28.4 million as of March 31, 2020.

•$54.4 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility as of March 31, 2021.

•Account receivables were $88.7 million, compared to $34.3 million as of March 31, 2020. The increase in accounts receivable was primarily due to the timing of customer payments on increased sales.

•Inventory was $68.1 million, compared to $34.9 million as of March 31, 2020. The increase in inventory was primarily due to the surge in demand for home-fitness products which depleted inventory to an uncharacteristically low level for the season last year.

•Trade payables were $98.9 million, compared to $34.2 million as of March 31, 2020. The increase in trade payables was primarily due to timing of payments for inventory.

•Capital expenditures totaled $2.7 million during the quarter ended March 31, 2021.

Forward Looking Guidance

First Quarter Fiscal 2022

•Net sales are expected to grow between 40% and 50% versus prior year or between 51% and 62% when excluding Octane Fitness which was sold in calendar year 2020.

•Gross margins in the upcoming quarter will continue to be pressured by higher commodity prices, FX, and continued disruptions in global logistics. Additionally, extremely elevated prices for microchips given global scarcity and incremental investments in JRNY® and Supply Chain will further pressure gross margins in the near-term.

•The Company plans to return to normalized levels of media spend, moving to about 7% of sales vs 2% of sales last year.

•As a result, operating margins are expected to be between 6.5% and 8%.

Full Year Fiscal 2022

•Full year capital expenditures are expected to be between $12 million and $14 million with the majority earmarked for JRNY® investments.

•The Company is reiterating that JRNY® members are expected to be 250,000 by the end of FY22.

Update on Full-Year 2026 Financial Targets

Following the introduction of the Company’s North Star strategy at its recent Investor Day, the Company is providing the following updates to the Financial Targets presented

The Company is reiterating its target of approximately $1 billion in total revenue by fiscal year 2026, which would represent a 5-year CAGR of 10%.

The Company is also providing an update to its expectations for the long-term trajectory of operating margins.

By Fiscal Year 2026

•Operating margins are expected to be well above the previously disclosed minimum of 10% and closer to 15%.

•Operating margins for the existing equipment business are expected to have downward pressure given the return to normalized advertising spend and incremental costs related to a higher mix of products with embedded screens, partially offset by improvements in the cost structure.

•The rapidly growing digital subscription business, JRNY®, is expected to have operating margins in the range of 20%-25% and JRNY® margins are expected to continue increasing as membership counts rise and fixed costs are leveraged beyond 2026, thereby contributing to the expansion of overall operating margins.

•The Company continues to expect the digital subscription business to represent approximately 20% of total company revenue and is targeting to have 2 million members by the year 2026.

Mr. Barr added, "Our recently unveiled long-term financial targets demonstrate the tremendous opportunity ahead for our business. In addition to targeting outsized revenue and digital subscription growth, there is a clear path forward to sustainable margin expansion. We previously said that we expect a floor of operating margins of at least 10% by fiscal year end 2026. To further illustrate the upside of the transformation and increasing contribution of our rapidly growing JRNY® business, we have updated our margin targets to be closer to 15% with the expectation of further accretion beyond 2026. We are building a new operating model with a more balanced portfolio of products and services that will ultimately yield higher quality recurring revenue and long-term profit growth."

Conference Call

Nautilus will discuss our Transition Period operating results during a live conference call and webcast on Monday, May 10, 2021 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, May 10, 2021 through 8:59 p.m. PT, May 24, 2021. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13718946.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Schwinn®, JRNY® and Nautilus®. Nautilus, Inc. is committed to build a healthier world, one person at a time. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2021 and 2020 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2021	2020
Net sales	$206,075	$93,722
Cost of sales	126,984	58,125
Gross profit	79,091	35,597
Operating expenses:
Selling and marketing	23,480	24,686
General and administrative	12,060	7,656
Research and development	3,843	3,815
Total operating expenses	39,383	36,157
Operating income (loss)	39,708	(560)
Other expense, net	(1,532)	(584)
Income (loss) from continuing operations before income taxes	38,176	(1,144)
Income tax expense (benefit)	7,595	(3,446)
Income from continuing operations	30,581	2,302
Loss from discontinued operations, net of income taxes	(177)	(118)
Net income	$30,404	$2,184

Basic income per share from continuing operations	$1.01	$0.08
Basic loss per share from discontinued operations	(0.01)	—
Basic net income per share(1)	$1.00	$0.07

Diluted income per share from continuing operations	$0.94	$0.08
Diluted loss per share from discontinued operations	(0.01)	—
Diluted net income per share(1)	$0.93	$0.07

Shares used in per share calculations:
Basic	30,416	29,796
Diluted	32,642	30,584

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment and major product lines within each business segment for the three months ended March 31, 2021 and 2020 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$70,148	$35,876	34,272	95.5%
Strength products(2)	31,389	11,265	20,124	178.6%
Direct	$101,537	$47,141	$54,396	115.4%

Retail net sales:
Cardio products(1)	70,907	36,143	34,764	96.2%
Strength products(2)	32,528	9,470	23,058	243.5%
Retail	103,435	45,613	$57,822	126.8%

Royalty	1,103	968	135	13.9%
Consolidated net sales	$206,075	$93,722	$112,353	119.9%

Gross profit:
Direct	$51,046	$24,299	$26,747	110.1%
Retail	26,942	10,330	16,612	160.8%
Royalty	1,103	968	135	13.9%
Consolidated gross profit	$79,091	$35,597	$43,494	122.2%

Gross margin:
Direct	50.3%	51.5%	(120)	basis points
Retail	26.0%	22.6%	340	basis points

Contribution:
Direct	$27,846	$1,809	$26,037	1,439.3%
Retail	20,348	2,389	17,959	751.7%
Royalty	1,103	968	135	13.9%
Consolidated contribution	$49,297	$5,166	$44,131	854.3%

Reconciliation of consolidated contribution to income from continuing operations:
Consolidated contribution	$49,297	$5,166	$44,131	854.3%
Amounts not directly related to segments:
Operating expenses	(9,589)	(5,726)	(3,863)	(67.5)%
Other expense, net	(1,532)	(584)	(948)	(162.3)%
Income tax (expense) benefit	(7,595)	3,446	(11,041)	(320.4)%
Income from continuing operations	$30,581	$2,302	$28,279	1,228.5%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2021, December 31, 2020 and March 31, 2020 (unaudited and in thousands):

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Assets

Cash and cash equivalents	$38,441	$56,581	$23,024
Restricted cash	1,339	1,339	3,432
Available-for-sale securities	73,448	36,199	—
Trade receivables, net of allowances of $1,177, $337 and $415	88,657	91,224	34,260
Inventories	68,085	51,140	34,927
Prepaids and other current assets	25,840	19,188	7,281
Income taxes receivable	—	4,021	10,149
Total current assets	295,810	259,692	113,073
Property, plant and equipment, net	24,496	23,926	23,143
Operating lease right-of-use assets	19,108	19,876	19,882
Other intangible assets, net	9,365	9,380	42,449
Deferred income tax assets, non-current	2,144	2,426	562
Other assets	3,307	2,817	5,261
Total assets	$354,230	$318,117	$204,370

Liabilities and Shareholders' Equity

Trade payables	$98,878	$96,399	$34,210
Accrued liabilities	19,627	22,506	9,147
Operating lease liabilities, current portion	3,384	3,331	3,782
Warranty obligations, current portion	7,243	4,198	3,366
Income taxes payable, current portion	5,709	335	298
Debt payable, current portion, net of unamortized debt issuance costs of $83, $83 and $70	3,000	2,792	1,555
Total current liabilities	137,841	129,561	52,358
Operating lease liabilities, non-current	17,875	18,736	18,026
Warranty obligations, non-current	1,408	1,000	2,884
Income taxes payable, non-current	3,657	4,309	3,852
Deferred income tax liabilities, non-current	—	—	7,788
Other non-current liabilities	607	606	17
Debt payable, non-current, net of unamortized debt issuance costs of $236, $256 and $270	10,297	10,710	26,520
Shareholders' equity	182,545	153,195	92,925
Total liabilities and shareholders' equity	$354,230	$318,117	$204,370

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

The following table presents a reconciliation of income from continuing operations, the most directly comparable GAAP measure, to EBITDA for the three months ended March 31, 2021 and 2020 (unaudited and in thousands):

	Three Months Ended March 31,
	2021	2020
Income from continuing operations	$30,581	$2,302
Interest expense, net	169	625
Income tax expense (benefit) from continuing operations	7,595	(3,446)
Depreciation and amortization	2,017	2,810
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$40,362	$2,291